Exhibit 99.1

Glenpointe Centre West

500 Frank W. Burr Blvd.

Teaneck, NJ 07666

COGNIZANT APPOINTS RAJEEV MEHTA AS PRESIDENT OF THE COMPANY

Gordon Coburn Resigns

TEANECK, N.J., September 30, 2016—Cognizant Technology Solutions Corporation (NASDAQ: CTSH) today announced that Rajeev (Raj) Mehta has been appointed President of the Company. He replaces Gordon Coburn who resigned from the Company.

“Raj is a proven leader with strong client relationships forged over 20 years with the Company,” said Francisco D’Souza, Chief Executive Officer. “For the past decade Raj has been responsible for leading our market-facing teams in delivering industry-leading growth. He has a deep understanding of new technologies and new delivery models, and their potential to fundamentally transform businesses. I look forward to continuing to work closely with Raj in the coming years as we execute on our Cognizant 2020 strategy focused on helping our clients become digital enterprises.”

“I am honored to assume this new role at an exciting time in Cognizant’s history,” said Raj Mehta. “Over the past year, we have designed and introduced a new operating model to support our strategic vision and growth. I look forward to working with our clients, our associates, and our business partners to take the company to the next level.”

As Chief Executive Officer, IT Services at Cognizant, Raj was responsible for market-facing activities across the company as well as for delivery across Cognizant’s IT Services business. His prior roles at Cognizant include Group Chief Executive, Industries & Markets, where he was responsible for leading our industry vertical and geographic market operations on a global basis, and Chief Operating Officer, Global Client Services, where he was responsible for our sales, business development and client relationship management organizations. Raj earned his Bachelor’s degree from the University of Maryland and his MBA from Carnegie Mellon University.

About Cognizant

Cognizant (NASDAQ: CTSH) is a leading provider of information technology, consulting, and business process services, dedicated to helping the world’s leading companies build stronger businesses. Headquartered in Teaneck, New Jersey (U.S.), Cognizant combines a passion for client satisfaction, technology innovation, deep industry and business process expertise, and a global, collaborative workforce that embodies the future of work. With over 100 development and delivery centers worldwide and approximately 244,300 employees as of June 30, 2016, Cognizant is a member of the NASDAQ-100, the S&P 500, the Forbes Global 2000, and the Fortune 500 and is ranked among the top performing and fastest growing companies in the world. Visit us online at www.cognizant.com or follow us on Twitter: Cognizant.

Forward-Looking Statements

This press release includes statements which may constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including, but not limited to, our expectations regarding the management of and business prospects for Cognizant, the accuracy of which are necessarily subject to risks, uncertainties, and assumptions as to future events that may not prove to be accurate. Factors that could cause actual results to differ materially from those expressed or implied include general economic conditions and the factors discussed in our most recent Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. Cognizant undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as may be required under applicable securities law.

For further information, contact:

Investors:

David Nelson

201-498-8840

David.nelson@cognizant.com

Media:

Rick Lacroix

201-470-8961

Richard.lacroix@cognizant.com